EXHIBIT 10.8A

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

Subject to your acceptance of the terms set forth in this agreement (the “Agreement”), State Street Corporation (the “Company”) has awarded to you “stock appreciation rights” (“SARs”) (the “Award”)  with  respect to the number of shares of common stock of the Company (“Stock”) detailed in your Award statement on this website maintained by Smith Barney (the “Statement”) and pursuant to the State Street Corporation 2006 Equity Incentive Plan (the “Plan”) and the terms set forth below.  Each SAR represents the right, subject to the terms and conditions of this Award, to obtain upon exercise an amount equal to the appreciation in value of one share of Stock, as more fully described below.

A copy of the Plan document and the Company’s Prospectus are located on this website for your reference. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein.  In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the provisions of the Plan shall control.

The terms of your Award are as follows:

1.                                       Term and Exercise Period.  Subject to paragraphs 5 and 6 hereof and to this paragraph 1, the Award shall vest according to the vesting schedule detailed in your Statement.  The term “vest” as used herein means the lapsing of the restrictions described herein and in the Plan with respect to the exercise of the Award or portion thereof.  To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any of its Subsidiaries from and after the date hereof and until (and including) the applicable vesting date, except as otherwise provided herein.  In no event, however, may you (or your beneficiary in the case of your death) exercise any SAR later than 10 years from the original grant date of the Award (the “Final Exercise Date”).  You may not exercise fewer than 50 SARs at any one time except when the number of remaining SARs is less than 50; and, except as is otherwise provided herein, you may not exercise any SAR unless you are then an employee of the Company or one of its Subsidiaries.

2.                                       Method of Exercise.  To exercise vested SARs you must state the number of vested SARs being exercised in accordance with specific instructions that are found on this website.  Payment shall be made in whole shares of Stock plus cash in lieu of any fractional share, with the number of shares of Stock payable to you (before any reduction for withholding taxes or other deductions in accordance with paragraph 8, below) determined by multiplying (i) times (ii) and dividing the resulting product by (iii), where:

(i) is the number of SARs being exercised;

(ii) is the excess of (A) the closing price of one share of Stock on the date of exercise, over (B) the per-share grant price specified in your Statement; and

(iii) is the closing price of one share of Stock on the date of exercise.

For purposes of illustration only:  assume an Award of 100 SARs with a grant price of $63 per share, and assume further that 50 SARs are exercised when the closing price of the Stock is $75 per share. Upon exercise, you would be entitled to 8 shares of Stock (that is:  (i) 50 times (ii) $12 per share (the per-share appreciation amount), divided by (iii) $75), less applicable taxes and other withholdings in accordance with paragraph 8, below.

3.                                       Shareholder Rights; Employee Rights.  You are not entitled to any rights as a shareholder with respect to any shares of Stock subject to the Award until you exercise the Award, and then you shall have the rights of a shareholder only as to those shares of Stock that are transferred to you upon exercise.  Without limiting the foregoing, you will have no right to receive dividends or amounts in lieu of dividends with respect to the shares of Stock subject to the Award prior to any shares being transferred to you.  Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

4.                                       Non-Transferability.  This Award shall not be transferable otherwise than by will or the laws of descent and distribution and it may be exercised during your lifetime only by you.  Any attempt by you (or in the case of your death, your beneficiary) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

5.                                       Termination of Employment.

(a)  If your employment terminates by reason of (i) Disability or (ii) any reason other than Retirement, death, or Circumstances of Forfeiture (“Other Reasons”), any SAR that has not earlier expired or been exercised, surrendered or canceled shall be treated, subject to paragraph (e), below, and Section 7 of the Plan, as follows:

(i)  if the SAR was not exercisable immediately prior to such termination of employment, it shall become exercisable thereafter in accordance with the Plan and this Agreement on the same basis as if there had been no termination of employment, and shall remain exercisable until and including the Termination Date, and

(ii) if the SAR was already exercisable at the time of termination of employment, it shall continue to be exercisable thereafter until and including the Termination Date.

For purposes of this Agreement, “Disability” shall mean (a) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (b) if you, as a result of the impairment, receive income replacement benefits for a period of not less than 3 months under a plan of the Company or a Subsidiary.  “Termination Date” shall mean the date which is the later of (i) the day immediately preceding the first anniversary of the date the last vesting tranche under the Award first becomes exercisable (or the day preceding the first anniversary of the date the whole Award becomes exercisable, if the whole Award vests on a single date), and (ii) the day immediately preceding the first anniversary of the date of termination of employment by reason of Disability or Other Reasons, but not later than the Final Exercise Date.  If you die after your employment has terminated by reason of Disability or Other Reasons but before you have exercised all SARs or your right to exercise has expired, the Award shall instead expire on the day immediately preceding the first anniversary of your death but not later than the Final Exercise Date. During that one-year period, the Award may be exercised at any time by your executor or administrator or the person(s)

to whom your rights with respect thereto are transferred by will or the applicable laws of descent and distribution, to the full extent of the Award that had not earlier expired, or been exercised, surrendered, or canceled on the date of your death.

(b) If your employment terminates by reason of Retirement, any SAR that has not earlier expired or been exercised, surrendered or canceled shall be treated, subject to paragraph (e), below, and Section 7 of the Plan, as follows:

(i)             if the SAR was not exercisable immediately prior to such termination of employment, it shall become exercisable thereafter in accordance with the Plan and this Agreement on the same basis as if there had been no termination of employment, and shall remain exercisable until and including the Retirement Termination Date, and

(ii)          if the SAR was already exercisable at the time of such termination of employment, it shall continue to be exercisable thereafter until and including the Retirement Termination Date.

For purposes of this Agreement, “Retirement” shall mean termination of employment at or after your having reached age 55 and completed 10 years of service with the Company and its Subsidiaries or your having attained age 65 and completed five years of service with the Company and its Subsidiaries.  “Retirement Termination Date” shall mean the day immediately preceding the fifth anniversary of the date of such termination of employment but not later than the Final Exercise Date.  If you die after your employment has terminated by reason of Retirement but before you have exercised all SARs or your right to exercise has expired, the Award shall instead expire on the day immediately preceding the first anniversary of your death but not later than the Final Exercise Date.  During that one-year period, the Award may be exercised at any time by your executor or administrator or the person(s) to whom your rights with respect thereto are transferred by will or the applicable laws of descent and distribution, to the full extent of the Award that had not earlier expired, or been exercised, surrendered, or canceled on the date of your death.

(c) If your employment terminates by reason of death, all of the outstanding SARs held by you on the date of your death, whether or not then exercisable, may be exercised, subject to Section 7 of the Plan, by your executor or administrator or the person(s) to whom your rights with respect to the Award are transferred by will or the applicable laws of descent and distribution during the period that ends on the day immediately preceding the first anniversary of your death, but not later than the Final Exercise Date.

(d) If your employment terminates for reasons of Circumstances of Forfeiture, any SAR that was exercisable immediately prior to such termination of employment shall expire, subject to Section 7 of the Plan, on the day preceding the three-month anniversary of the date of such termination of employment (but not later then the Final Exercise Date) and may be exercised during that period.  If you die within such three-month period, the SARs that were exercisable on the date your employment terminated shall expire, subject to Section 7 of the Plan, on the day immediately preceding the first anniversary of your death (but not later than the Final Exercise Date), during which period such SARs may be exercised at any time by the person(s) to whom your rights with respect to the Award are transferred by will or by the applicable laws of descent or distribution.  For purposes of this Agreement, “Circumstances of Forfeiture” means your ceasing to be employed by the Company and its Subsidiaries either (i) voluntarily, or (ii) involuntarily and you are classified by the Company as ineligible for rehire.

(e) Your rights with respect to any unexercised SARs after termination of your  employment other than by reason of death shall be subject to the conditions that until any such SARs are exercised, you  (i) shall not, without the prior written consent of the Company, (A)(1) solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company and its Subsidiaries) the employment of, (2) hire or employ, (3) recruit, or (4) in any way assist another in soliciting or recruiting the employment of, or (B) induce the termination of the employment of, any person who within the previous 12 months was an officer or principal of the Company or any of its Subsidiaries; and (ii) shall not, without the prior written consent of the Company, engage in the Solicitation of Business (as defined below) from any client on behalf of any person or entity other than the Company and its Subsidiaries.  The term “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance with a client with whom you have had or with whom persons supervised by you have had significant personal contact while employed by the Company and its Subsidiaries to induce such client to (A) transfer its business from the Company and its Subsidiaries to any other person or entity, (B) cease or curtail its business with the Company and its Subsidiaries, or (C) divert a business opportunity from the Company and its Subsidiaries to any other person or entity of the business with which you were actively connected during your employment.  In the event that you do not comply with the above conditions, all unexercised SARs under this Award shall be forfeited.  Any determination by the Administrator that you are, or have engaged in, prohibited conduct as described above shall be conclusive and binding on all persons.  Notwithstanding the foregoing, this paragraph 5(e) shall be inapplicable following a Change of Control.

6.                                       Acceleration of SARs.  Upon a Change of Control, all SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall become fully exercisable.  If you are subject to Section 16 of the Securities Exchange Act of 1934, you shall have certain rights to receive cash in lieu of exercising the SARs in the amount of the Spread, all as set forth in the Plan; provided, that for purposes of this Award, “Spread” shall mean, with respect to any share of Stock subject to the SARs, the excess of the fair market value of such share on the date of exercise over the per-share grant price.  After a Change of Control (but subject to Section 7 of the Plan), the SARs will remain exercisable following a termination of your employment other than by reason of your Death, Disability, or Retirement for a period of seven months after termination of employment, or until the Final Exercise Date, whichever period is shorter.  For purposes hereof, “fair market value” shall mean the closing price of a share of Stock on the reference date.

7.                                       Changes in Capitalization, etc.  The Award is subject to adjustment pursuant to Section 7(b) of the Plan in the circumstances therein described.

8.                                       Withholding. You are required as a condition of exercise to satisfy all applicable tax and other withholding requirements that may arise in connection with the exercise.  The Administrator may require you to remit cash to the Company in an amount sufficient to satisfy any withholding tax requirements or to make other arrangements satisfactory to the Administrator with regard to such requirements.  If and to the extent that such withholding is required, the Administrator may permit you to elect at such time and in such manner as the Administrator provides to satisfy your withholding tax requirement with the proceeds from the sale of shares resulting from exercise of your SARs.

9.                                       Agreement to be Bound by Plan Terms.  By accepting this Award electronically or by exercising any SAR hereunder, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan.

10.                                 Sealed Instrument.  This Agreement will take effect as a sealed instrument.